Exhibit 10.1

Employment Contract

between

Sauer-Danfoss GmbH & Co. OHG,

Krokamp 35, 24539 Neumünster, Germany

hereinafter referred to as “Employer”

and

Mr. Sven Ruder,

Nejs Bjerg 52

DK-6310 Broager

Denmark

Preliminary Remarks

Effective January 1, 2009, Mr. Ruder’s position will be of President and Chief Executive Officer of Sauer-Danfoss Inc. The parties have agreed that Mr. Ruder shall be based at and work out of  the  Neumünster site of Sauer-Danfoss GmbH & Co. OHG, an affiliate of Sauer-Danfoss Inc., also effective from January 1, 2009. For this purpose the existing executive service agreement between Mr. Ruder and Sauer-Danfoss ApS shall be cancelled and replaced by the following employment contract entered into as of January 1, 2009 between Mr. Ruder and Sauer-Danfoss GmbH & Co. OHG.

Therefore, the parties agree to the following:

1) Duties and Area of Work

a) Mr. Ruder shall commence his activities for the Employer on January 1, 2009. Mr. Ruder is President and Chief Executive Officer of Sauer-Danfoss Inc. In accordance with the Sauer-Danfoss Inc. by-laws, the Board of Directors of Sauer-Danfoss Inc. shall control and manage the property, business and affairs of Sauer-Danfoss Inc.  As President and Chief Executive Officer, Mr. Ruder shall have general supervision of the business of Sauer-Danfoss Inc., shall see that all orders and resolutions of the Board of Directors are carried into effect subject, however, to the right of the directors to delegate any specific powers to any other officer or officers of Sauer-Danfoss Inc. except such as may be by statute exclusively conferred upon the President and Chief Executive Officer.  Mr. Ruder’s tasks, rights and duties arise from this employment contract, the by-laws of Sauer-Danfoss Inc. and the instructions from the Board of Directors of Sauer-Danfoss Inc. Mr. Ruder shall report to the Chairman of Sauer-Danfoss Inc. or to the Chairman’s designee.

b) The principal place of work of Mr. Ruder is the business of the Employer in Neumünster, Germany. Mr. Ruder is willing to take business trips inside and outside Germany. Business travel is a substantial part of the job.  By mutual agreement, Mr. Ruder’s place of assignment may be relocated to another of Sauer-Danfoss’ offices or plant sites, including those outside of Germany.

c) Mr. Ruder may serve from time to time as a director and/or member of a committee of the Employer and/or as a director and/or member of a committee and/or officer of one or more subsidiary or related or affiliated companies or joint ventures of Sauer-Danfoss Inc. Mr. Ruder agrees to fulfil his duties as such director, member of a committee or officer without additional compensation other than the compensation provided for in this agreement.

d) Mr. Ruder has the function of an executive employee for the Employer.

2) The Term of Contract

The employment contract is to continue for an indefinite term. It can be terminated pursuant to section 11 of this contract.

3) Working Hours

Mr. Ruder undertakes to devote his entire working capacity to the interests of the Employer and, if necessary, to work beyond the regular working hours of the company. This shall include working on Saturdays, Sundays and public holidays and apply to when Mr. Ruder is travelling on business trips as well.

4) Remuneration

a) Mr. Ruder shall receive an annual fixed salary of EUR 450,000.00 (four hundred and fifty thousand Euros) gross, payable in 12 equal instalments at the end of each month. The salary shall be paid in accordance with applicable statutory tax and social security and insurance provisions into an account stipulated by Mr. Ruder. The annual salary shall be reviewed each year and adjusted as necessary.

b) In addition to the fixed salary in accordance with the above section 4 (a) Mr. Ruder shall be eligible to earn an annual incentive under the prevailing Sauer-Danfoss Inc. Omnibus Incentive Plan (“Incentive Plan”). The payment of an annual incentive is subject to certain performance or profit related goals being achieved. For the 2009 and 2010 annual incentive awards, the Compensation Committee of the Board of Directors of the Company will authorize adjustments to the performance goals and/or achieved performance results to remove the impact of restructuring, reorganization or similar activities that are approved by the Board of Directors of Sauer-Danfoss Inc.  The payment of an annual incentive is definitely subject to the employment relationship still existing at the end of the fiscal year for which the annual incentive is to be paid. The Incentive Plan can be amended or terminated in its entirety with effect for the future provided there is an objective reason therefore. The following are considered to be objective reasons for an amendment or termination: economic reasons on a company or group level or a basic change to the remuneration system for Sauer-Danfoss group executive officers.

c) Mr. Ruder is entitled to participate in the additional benefits generally granted to all executive employees of the Sauer-Danfoss group, in particular the long-term incentive plan for executive employees of the Sauer-Danfoss group under the prevailing Sauer-Danfoss Inc. Omnibus Incentive Plan, in accordance with the prevailing provisions and conditions of such benefits. The Employer is entitled to adjust these benefits with effect in the future or to revoke them completely also with effect in the future provided there are objective reasons therefore. The following are considered to be objective reasons for an amendment or termination: economic reasons on a company or group level or a basic change to the remuneration system for Sauer-Danfoss group executive officers.   Except as otherwise provided for in any award agreement, Mr. Ruder shall only receive a payout of a Long-Term Incentive Award if he is employed by the Employer or by any other company in the Sauer-Danfoss group through the last day of the Performance Period with respect to such Long-Term Incentive Award.  Long-Term Incentive Awards are made on a fully discretionary basis by the Compensation Committee of the Board of Directors of Sauer-Danfoss Inc.  The granting of a Long-Term Incentive Award for any given period does not lead to a vested right to further Long-Term Incentive awards in the future.

d) The fixed salary specified under (a) shall cover all work performed by Mr. Ruder including any work performed outside the regular company working hours (overtime), time spent travelling and any work on Saturdays, Sundays and public holidays.

e) Mr Ruder shall be entitled to participate in the existing pension plan afforded to the executives employed by the Employer.

5) Company Car

The Employer shall provide Mr. Ruder with a company car in accordance with the applicable company car regulations. The Employer shall bear the operating, service and maintenance costs of the car. Mr. Ruder may also use the company car for private purposes free of charge. Any tax incurred on the non-cash benefit for private use shall be borne by Mr. Ruder. When the employment relationship ends Mr. Ruder shall return the company car, vehicle documents and accessories without undue delay to the Employer. Mr. Ruder shall not have any right of retention with regard to the company car.

6) Absence from Work / Sick Pay

a) Mr. Ruder shall inform the Employer of any inability to work or extension of an inability to work and the expected length of absence, irrespective of the reason and at the same time to inform the Employer verbally of any urgent work that needs to be done.

b) In the event of illness, Mr. Ruder shall submit a medical certificate stating that he is unable to work and stating the probable length of absence at the latest by the third day of the illness. If the inability to work lasts longer than that stated on the medical certificate Mr. Ruder shall inform the Employer and provide a further medical certificate without undue delay. This requirement to provide a medical certificate also applies when the continued salary payments referred to below come to an end.

c) The statutory provisions of the Act on Continued Payment of Remuneration (Entgeltfortzahlungsgesetz) apply to the continued payment of remuneration in the event of inability to work as a result of illness. In so far as the inability to work lasts for more than the statutory period for which remuneration is continued, the Employer shall pay Mr. Ruder a discretionary payment (net of tax and social security and insurance expenses) constituting of the difference between the net salary in accordance with section 4 (a) of this contract received before the inability to work commenced and the sickness benefit drawn by Mr. Ruder. This discretionary payment shall take effect from the date of termination of the statutory period referred to above for a period of no more than 24 weeks and not beyond the date of the end of the employment relationship. If Mr. Ruder has private health insurance the Employer shall pay the difference between the net salary in accordance with section 4 (a) of this contract drawn before the inability to work commenced and the sickness allowance provided by the insurance company, but no more than the difference to the amount which Mr. Ruder would receive from the statutory health insurance scheme as sickness benefit if he were insured with a statutory health insurance scheme.

d) If Mr. Ruder has a statutory right to demand compensation from a third party who caused his incapacity to work, this right shall pass to the Employer to the extent that the Employer pays Mr. Ruder a salary and any employer contributions due thereon to the statutory social insurance scheme. Mr. Ruder shall provide the Employer without undue delay with whatever information is necessary to assert such claims and shall cooperate in asserting and enforcing them.

7) Leave

a) Mr. Ruder shall have 6 weeks of leave per calendar year.

b) In the event that the employment relationship begins or ends during the course of a calendar year, the Employee shall be entitled to leave for each full month on a pro rata basis to the extent that this exceeds the statutory minimum.

c) The timing of the leave shall be determined taking into account the business interests of the Employer in consultation with the Mr. Ruder’s direct superior.

8) Confidentiality / Business Documents

a) Mr. Ruder shall observe confidentiality regarding all confidential matters, operating and business secrets and procedures which become known to him during his employment; this shall apply during the period of the employment relationship and to a period of 18 months following the termination of this employment contract. The remuneration agreed upon in this contract also covers this confidentiality obligation including operating and business secrets of companies affiliated with the Employer and customers of the Employer or of its affiliates.

b) Mr. Ruder shall not disclose documentation, documents, files (irrespective of the medium on which they are saved) or items of any type whatsoever to third parties any more than is necessary to fulfil the duties set out in the employment contract. Any business documents concerning the Employer and its interests are the property of the Employer irrespective of the addressee; this also applies to any other business items.

c) On request, but no later than the end of the employment relationship, Mr. Ruder shall return all items, documentation, documents and files (irrespective of the medium on which they are saved) and all copies thereof to the Employer’s registered office. Mr. Ruder shall return any items, documentation, documents and files (irrespective of the medium on which they are saved) and any copies thereof which he has received from the Employer’s customers to the respective customers immediately on request, but no later than the end of the employment relationship. Mr. Ruder shall provide the Employer with a list of all passwords, write-protect codes, access codes and similar which he has used in connection with his employment relationship immediately on request, but no later than the day on which the employment relationship comes to an end. Mr. Ruder shall have no retention rights irrespective of legal grounds.

d) On request, but no later than at the end of the employment relationship, Mr. Ruder shall delete any data or information saved on private electronic data carriers concerning matters of the Employer or any affiliated companies once he has returned these to the Employer in accordance with 8 (c).

9) Work Results / Copyright

a) Protectable inventions, know-how, software programs, production and organizational procedures and improvements thereto and any other results of work together with any realization rights (hereinafter referred to as “Results of Work”) arising from the Mr. Ruder’s work for the Employer are the property of the Employer.

b) On conclusion of this contract Mr. Ruder shall transfer to the Employer all use and realization rights in copyrights and related property rights which inure to him in connection with this employment relationship exclusively and without restriction in content, time or territory. Rights in “Results in Work” shall be covered by the remuneration set out in section 4 (a); this shall also apply after this employment relationship has ended. In addition the statutory provisions regarding employee inventions and the implementation provisions and guidelines associated therewith shall apply accordingly.

10) Secondary Activities

Any additional paid or unpaid work may only be assumed by Mr. Ruder after obtaining prior written consent from the Employer. Prior written consent shall not be required for charitable, religious and political activities which do not impair Mr. Ruder’s activities under this contract. In addition to service contemplated by section 1 (c) above, prior written consent will also not be required for service on the Board of Directors of up to a maximum of two companies outside of the Sauer-Danfoss Group so long as these companies do not compete with Sauer-Danfoss and provided that such service does not impair Mr. Ruder’s activities under this contract.

11) End of Contract / Termination

a) The employment relationship may be terminated by the Employer by observing a notice period of twenty-four (24) months to the end of the month or by Mr. Ruder by observing a notice period of twelve (12) months to the end of the month (ordinary termination).

b) The right to terminate the employment contract for good cause by either party shall remain unaffected.

c) Termination must be in writing. Notice of termination which is not in writing is legally invalid.

d) The employment relationship shall end automatically at the end of the month in which the Employee reaches the regular retirement age provided for under the state pension scheme; notice of termination is not necessary. If Mr. Ruder becomes partly or fully unable to work the employment relationship shall end without termination being necessary at the end of the month in which notice from the competent pension insurance scheme on the granting of a pension on the grounds of inability to work (Erwerbsminderung) takes effect.

e) Notwithstanding any other provision of this agreement, Mr. Ruder’s employment hereunder shall terminate without notice upon Mr. Ruder’s death or if Mr. Ruder is declared bankrupt.  If Mr. Ruder dies during employment, an allowance of 6 months salary, excluding any Annual Incentive and Long-Term Incentive, is to be paid by the Employer to his wife.  In the event that Mr. Ruder is not survived by his wife, the above stated allowance is to be distributed among his children.

(6)  If the employment of Mr. Ruder is terminated by the Employer for any reason other than breach by Mr. Ruder, the Employer shall reimburse expenses incurred and paid by Mr. Ruder for executive level career outplacement services by a mutually agreeable outplacement firm.

(7)  If either party is in material breach of its duties pursuant to this agreement or any relevant conditions under which it is made, the non-breaching party shall notify the breaching part in writing specifying the breach.  The breaching party has 30 days to remedy such breach.  Should such breach not be remedied within 30 days of receipt of the notice, the non-breaching party may terminate this agreement with immediate effect at any time during the 90 day period following the end of the remedy period.  If the non-breaching party does not terminate this agreement within such 90 day period, the breach will be deemed to have been accepted and the contract will revert to its original termination provisions.  If such breach termination is a result of breach by Mr. Ruder, he is entitled to remuneration only until the time of termination.  If such breach termination is a result of breach by the Employer, Mr. Ruder shall be entitled to receive remuneration as if he were receiving notice as per section 11(a) above.  Such notice period will begin on the day the Employer receives written notice of termination as a result of breach provided by Mr. Ruder.  The breaching party shall be liable in damages for any loss the other party may have suffered as a result of the breach.

12) Release from Duty to Work

a) If there are objective reasons, including objective reasons based on operational grounds, the Employer is entitled to release Mr. Ruder from his contractual duty to work when the employment relationship is terminated, in particular after notice has been issued, irrespective of who issues such notice. In such a situation Mr. Ruder shall receive full pay as per sections 4, 5 and 16 plus any additional benefits as specified in this contract.

b) The Employee may only carry out gainful secondary employment during the period in which he is released from his work duties subject to prior notice to and consent from the Employer.  The competition prohibition for the term of the contract continues to apply.

13) Prohibition on Competition during the Term of the Contract

Mr. Ruder may not engage in any activity which competes with that of the Employer or companies related or affiliated with the Employer during the term of this employment contract. In particular Mr. Ruder shall not engage in any employed or freelance activity or in any other capacity for a company which competes directly or indirectly with the Employer or companies related or affiliated with the Employer. Likewise, Mr. Ruder is prohibited from establishing, acquiring or participating directly or indirectly in a competing company of this type during the term of the contract. The acquisition of shares in listed companies is not regarded as participation within the aforementioned meaning provided no more than 2 % of the shares are held.

14) Post-contractual Prohibition on Competition

For a period of 18 months after termination of the employment contract Mr. Ruder may not become active, either on his own account or as an employee or in any other manner, for a company which competes, directly or indirectly, with the Employer or a company related or affiliated with it. In the same way Mr. Ruder may not during this prohibition either establish, acquire or participate directly or indirectly in such company. The acquisition of shares in listed companies is not regarded as participation within the aforementioned meaning provided no more than 2 % of the shares are held.

This prohibition on competition clause shall not apply if Mr. Ruder is dismissed by the Employer without reasonable cause or if Mr. Ruder resigns from his office as a consequence of breach of this agreement by Sauer-Danfoss Inc. or the employer.

15) Prohibition on Solicitation

During the employment relationship resulting from this contract and for a period of 18 months after termination of the employment relationship Mr. Ruder may not actively solicit directly or indirectly, in favour of a third party, an employee of the Employer or of a company associated with the Employer or cause such employee to terminate his/her contractual relationship with the Employer or with a company associated with the Employer.

16) Outlays and Expenses

a) Travel costs and expenses will be reimbursed against receipts in accordance with the Employer’s guidelines provided that they were necessary in the interest of the Employer.  If Mr. Ruder’s spouse also participates in the travelling at the request of the Sauer-Danfoss Inc. Board of Directors, such expenses shall also be reimbursed.

b) Along with his wife and children, Mr. Ruder shall be entitled to a round trip (Denmark – Brazil – Denmark) airfare tourist class once a year at the expense of the Employer.  Any tax incurred on this non-cash benefit shall be borne by Mr. Ruder.

c) The Employer shall pay enrolment and tuition fees for the elementary and high school education of Mr. Ruder’s three children.  An extension of this clause covering the university education of Mr. Ruder’s children will be discussed by the parties when pertinent.

d) If Mr. Ruder’s employment is terminated by the Employer or by Mr. Ruder himself, Mr. Ruder shall be reimbursed for moving expenses (from Denmark to Brazil) according to vouchers.  Mr. Ruder shall be reimbursed for expenses in connection with him, his wife and his children moving to Brazil.  Any tax incurred on this non-cash benefit shall be borne by Mr. Ruder.

e) Should Mr. Ruder wish to undertake a private course in the German language the expense for this will be covered by the Employer.

f) The Employer will pay for tax advice and assistance from recognized tax advice companies for Mr. Ruder both in Germany and in Denmark.

18) Consent to Data Collection and Data Processing

Mr. Ruder agrees to his personal data being collected and processed to the extent that this is required in connection with the employment relationship (e.g. salary determination, salary statement, leave entitlement, personnel planning and development). This consent also applies to this data being passed on to third parties for the purposes of further data processing within the employment relationship on the Employer’s instructions.

19) Recognition of Years of Service

If the duration of service is of importance for the accumulation of expectancies and rights Mr Ruder’s activities for Danfoss A/S from March 1, 1990 to December 31, 2008 shall be taken into account.

20) Choice of Law, Place of Jurisdiction

a) The employment contract is subject to German law.

b) Neumünster employment court is competent for all legal disputes arising from the employment relationship, its termination and settlement.

21) Authoritative Language

The agreement has been prepared in English and is the authoritative language of the contract.

22) Final Provisions, Written Form Requirement, Severability Clause

a) The employment relationship shall be subject to the current version of the Employer’s rules and guidelines as well as this employment contract, in particular the prevailing “Code of Conduct”.

b) Amendments and additions to or termination of this contract shall be in writing if they are to be considered valid. This shall also apply to any departure from or waiver of the written form requirement itself. There are no collateral oral agreements.

c) If any provision of this contract should be or become invalid in whole or in part, or should it transpire that there has been a lacuna, this shall have no effect on the validity of the remaining provisions. The invalid provision or lacuna shall be remedied by a suitable provision which – as far as legally possible – most closely reflect the meaning and purpose of the contract which the parties wanted or would have wanted had they considered this point.

d) This contract shall be executed in two originals. By placing their signature below, both parties confirm that they have received an original copy of this contract.

SAUER-DANFOSS GMBH & CO. OHG

/s/ Sven Ruder	By:	/s/ Thomas Kittel
Sven Ruder	Thomas Kittel

Date: January 14, 2009
	By:	/s/ Achim Heinzer
Achim Heinzer

	Date:	January 14, 2009